Exhibit 3.4
RESTATED CERTIFICATE OF INCORPORATION
OF
KB HOME
* * * * * *
     KB HOME, originally incorporated in the State of Delaware as Kaufman and Broad Capital Corporation on August 31, 1981, hereby restates its Amended Certificate of Incorporation in accordance with Section 245 of the General Corporation Law of the State of Delaware. As permitted by Section 245, this Restated Certificate of Incorporation was adopted by the Board of Directors without a vote of the stockholders. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of KB HOME’s Amended Certificate of Incorporation as heretofore amended or supplemented, and no discrepancy exists between those provisions and the provisions of this Restated Certificate of Incorporation (hereinafter called this “Certificate of Incorporation” or this “Restated Certificate of Incorporation”).
          FIRST: The name of the corporation (hereinafter called the “Corporation”) is KB HOME.
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is Prentice-Hall Corporation System, Inc.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.
          FOURTH:
          (a) The total number of shares of stock which the Corporation shall have authority to issue is 325,000,000 consisting of 290,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), 25,000,000 shares of Special Common Stock, par value $1.00 per share (the “Special Common Stock”) and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).
          (b) (1) Except as otherwise provided by this section (b), the powers, preferences and dividend and other rights of the shares of Common Stock and Special Common Stock shall be identical in all respects.

          (2) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Common Stock and Special Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation other than the Corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Preferred Stock which occur after the initial issuance of shares of Special Common Stock by the Corporation, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Special Common Stock shall be paid or distributed with respect to Special Common Stock in each case in an amount per share equal to the amount per share paid or distributed with respect to the Common Stock or the Special Common Stock, as the case may be. In the case of any combination or reclassification of the Common Stock or Special Common Stock, the shares of each class shall be combined or reclassified so that the number of shares of such class outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of such class outstanding immediately prior to such combination or reclassification as the number of shares of the other class outstanding immediately following such combination or reclassification bears to the number of shares of such other class outstanding immediately prior to such combination or reclassification.
          (3)(A) At every meeting of the stockholders every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Special Common Stock shall be entitled to one-tenth of one vote in person or by proxy for each share of Special Common Stock standing in his or her name on the transfer books of the Corporation.
               (B) The provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of votes entitled to be cast by the holders of the Common Stock and the Special Common Stock, voting together as a single class; provided, however, that with respect to any proposed amendment to this Certificate of Incorporation which would alter or change the powers, preferences, relative voting power or dividend or other rights of the shares of Common Stock or Special Common Stock so as to affect them adversely, the approval of a majority of votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Special Common Stock voting together as a single class as hereinbefore provided.

               (C) Every reference in this Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes to which such shares of stock are entitled.
               (D) Except as may be otherwise required by law or by this Article Fourth, the holders of Common Stock and Special Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of the holders of Common Stock.
          (4) In the event of any dissolution, partial or complete liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock and Special Common Stock as a single class. For the purposes of this paragraph 4, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
          (5) In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Special Common Stock and each holder of a share of Special Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Common Stock.
          (6)(A) Subject to the terms and conditions of this paragraph 6, each share of Special Common Stock shall be convertible at the option of the holder thereof into one fully paid and nonassessable share of Common Stock if (i) the Corporation shall make an offer to holders of Common Stock to purchase shares of Common Stock for cash or a combination of cash and other securities or property or to exchange shares of Common Stock for other securities of the Corporation or (ii) any other person shall make an offer to all holders of Common Stock to purchase shares of Common Stock for cash or a combination of cash and other securities or property. The Corporation covenants to give prompt notice in writing to all holders of Special Common Stock of any offer referred to in the foregoing clauses (i) and (ii). The Special Common Stock shall be convertible under this paragraph 6 solely for the purpose of enabling such shares to be tendered pursuant to such offer as long as such offer shall remain in effect and shall not be terminated, rescinded or completed. Notwithstanding the foregoing, each share of Special Common Stock converted into a share of Common Stock pursuant to this paragraph 6 and not purchased pursuant to such offer prior to the termination, recission or completion thereof shall automatically be reconverted into Special Common Stock.
               (B) The Special Common Stock shall be convertible in accordance with the terms of this paragraph 6 at the office of any transfer agent for the Special Common Stock and at such other place or places, if any, as the Board of Directors of the Corporation may designate or, if the Board of Directors shall fail to so designate, the principal office of the Corporation (attention of the Secretary of the Corporation). Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Special Common Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Special Common Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates for such Special Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert such Special Common Stock in accordance with the terms of this paragraph 6 and such holder shall state in writing therein the name or names of the person or persons making the offer entitling such holder to convert his Special Common Stock. The Corporation will, as soon as practicable after such deposit of a certificate or certificates for Special Common Stock accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Special Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, provided that until such certificate or certificates shall be transferred to the person or persons identified in the statement above prescribed or the nominee or nominees of such person, such certificate or certificates shall bear a legend substantially to the effect of the last sentence of the foregoing subparagraph (A). Subject to the provisions of subparagraph (D) of this paragraph 6, such conversion shall be deemed to have been made as of the date of such surrender of the Special Common Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Special Common Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.
               (C) The issuance of certificates for shares of Common Stock upon conversion of shares of Special Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Special Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.
               (D) The Corporation shall not be required to convert Special Common Stock, and no surrender of Special Common Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Special Common Stock for conversion during any period while such books are so closed shall be deemed effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Special Common Stock was surrendered.
               (E) The Corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Special Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Special Common Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Special Common Stock, will, upon issue, be fully paid and nonassessable and not entitled to any preemptive rights.
          (c) Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of this Article FOURTH, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors in respect to each series shall include, but not limited to, determination of the following:
               (i) the consideration for which such Preferred Stock shall be issued;
               (ii) the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;
               (iii) the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

               (iv) the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;
               (v) the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;
               (vi) the obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;
               (vii) the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion of exchange and the terms of adjustment, if any;
               (viii) the voting rights and requirements, if any, of the shares of such series, in addition to any voting rights required by law; and
               (ix) any other rights, preferences or limitations of shares of such series.
          (d) No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock or security of any class or series or any additional shares of any class or series to be issued by reason of increase in the authorized capital stock of the Corporation of any class or series, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series. However, any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such Persons, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.
          FIFTH:
          (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twelve directors, the exact number of directors to be fixed in the Bylaws.
          (b) There shall be no cumulative voting in the election of directors.
          (c) Except as provided herein or in the Corporation’s Bylaws,

or as permitted by the General Corporation Law of the State of Delaware, the directors shall be elected at each annual meeting of stockholders. Each director so elected shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. After the annual meeting of stockholders in 2007, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders; provided, that nothing in this paragraph (c) of Article Fifth will shorten the term of any director elected at or prior to the annual meeting of stockholders in 2007.
          SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and of its directors and stockholders:
          (a) The directors shall have concurrent power with the stockholders to adopt, amend or repeal the Bylaws of the Corporation.
          (b) Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
          (c) To the full extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of this paragraph shall affect the liability of any director of the Corporation with respect to, arising out of or related to any event that occurred prior to such amendment or repeal.
          (d) The Corporation shall indemnify its directors and officers and may indemnify any other employees or agents, in each case, to the full extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment or repeal of this paragraph shall affect the obligations of the Corporation to indemnify any director or officer of the Corporation with respect to, arising out of or related to any event that occurred prior to such amendment or repeal.
          (e) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against any such liability under the provisions of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

          (f) Special meetings of stockholders may be called only by the Board of Directors or the Chairman of the Board.
          SEVENTH: No action required or permitted to be taken at an Annual Meeting of stockholders or at a special meeting of stockholders may be taken without a meeting. The power of stockholders to consent in writing, without a meeting, to the taking of any action is expressly denied hereby.
          EIGHTH: The Corporation shall be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, as such section may be amended from time to time.
          NINTH: The Corporation reserves the right to amend this Restated Certificate of Incorporation in any manner permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.
     IN WITNESS WHEREOF, said Corporation has caused this certificate to be executed by an authorized officer on the 5th day of April, 2007.

/s/ Tony Richelieu Tony Richelieu
Assistant Corporate Secretary

CERTIFICATE OF DESIGNATION
OF
SERIES A PARTICIPATING
CUMULATIVE PREFERRED STOCK
OF
KB HOME
Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware
     We, Jeffrey T. Mezger, President, and Wendy C. Shiba, Secretary, of KB Home (the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:
     FIRST: Pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Restated Certificate of Incorporation of the Corporation, the Board of Directors at a meeting held on January 22, 2009 adopted the following resolutions authorizing the creation of a series of up to 2,900,000 shares of Preferred Stock designated as Series A Participating Cumulative Preferred Stock with such voting, dividend, liquidation and other rights, preferences and terms and limitations substantially as set forth below, which resolutions are in full force and effect on the date hereof:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
     Section 1. Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Participating Cumulative Preferred Stock” (the “Rights Preferred Stock”) and the initial number of shares constituting such series shall be 2,900,000.
     Section 2. Rank. The Rights Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all classes of common stock of the Corporation. The Rights Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Corporation’s Preferred Stock outstanding on the date hereof and to all such other series that specifically provide that they shall rank senior to the Rights Preferred Stock. Each share of the Rights Preferred Stock shall rank equally in all respects. All equity securities of the Corporation to which the Rights Preferred Stock ranks or shall rank prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, $1.00 par value per share (the “Common Stock”), and the Special Common Stock, $1.00 par value per share, of the Corporation are collectively referred to herein as the “Junior Securities” All equity securities of the Corporation with which the Rights Preferred Stock ranks or shall rank on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the “Parity Securities.” All equity securities of the Corporation to which the Rights Preferred Stock ranks or shall rank junior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the “Senior Securities.”
     Section 3. Dividends and Distributions.
     (A) Subject to the prior and superior rights of the holders of any Senior Securities, the holders of shares of Rights Preferred Stock, in preference to the shares of Common Stock and any other Junior Securities shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available for payment of dividends, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 (each, a “Quarterly Dividend Payment Date”) in each year (unless any such day is not a business day, in which event on the next succeeding business day), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Rights Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or, (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Rights Preferred Stock. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Rights Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Rights Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Rights Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Rights Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Rights Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Rights Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Dividends in arrears may be declared and paid at any time without reference to any regular Quarterly Dividend Payment Date. Each dividend shall be paid to the holders of record of shares of the Rights Preferred Stock as they appear on the stock books of the Corporation on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof.
     (D) The Corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any distribution in respect thereof, either directly or indirectly, in cash, obligations or shares of the Corporation or other property (all such dividends and distributions being hereinafter referred to as “Junior Securities Distributions”) unless all accrued and unpaid cumulative dividends or other dividends or distributions have been paid or declared and set apart for payment on or in respect of the Rights Preferred Stock through the then most recent Quarterly Dividend Payment Date. As long as any dividend on the Rights Preferred Stock is in arrears, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, redeem, purchase or otherwise acquire for value any Junior Securities or make any payment on account of or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of, any Junior Securities. Notwithstanding the foregoing, this Section 3(D) shall not prohibit the payment or declaration and setting aside of a dividend payable solely in shares of Junior Securities or a redemption, purchase or acquisition of Junior Securities solely with shares of Junior Securities.
     (E) The corporation shall not declare, pay or set apart for payment by the Corporation any full dividend on any Parity Securities for any period unless and until all accrued and unpaid cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Rights Preferred Stock through the then most recent Quarterly Dividend Payment Date. If any dividend is not paid in full upon the shares of the Rights Preferred Stock, the Corporation shall not declare, pay or set apart for payment any dividend on any Parity Securities or make any distribution in respect thereof, either directly or indirectly, in cash, obligations or shares of the Corporation or other property (all such dividends and distributions being hereinafter referred to as “Parity Securities Distributions”) unless dividends and distributions are declared and paid on the Exchangeable Preferred Stock pro rata with any Parity Securities Distribution declared and paid on any Parity Securities so that the amount of dividends and distributions declared and paid per share of the Rights Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Rights Preferred Stock and the Parity Securities bear to each other. Any dividend or distribution paid on the shares of Rights Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
     (F) Except as otherwise provided in Section 3(D), as long as any dividend on the Rights Preferred Stock is in arrears, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, redeem, purchase or otherwise acquire for value any Rights Preferred Stock or Parity Securities or make any payment on account of or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of, any Rights Preferred Stock or Parity Securities.
     (G) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or any other payment in respect of the Rights Preferred Stock or any Parity Securities which may be in arrears.
     Section 4. No Redemption. The shares of Rights Preferred Stock shall not be redeemable.
     Section 5. Liquidation or Dissolution.
     (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Rights Preferred Stock then outstanding shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth and subject to any greater amount as may be provided in Section 5(B) hereof, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Rights Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. After the payment to the holders of shares of the Rights Preferred Stock of the full preferential amounts provided for in this Section 5(A) and in Section 5(B), the holders of the Rights Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
     (B) Before any payment shall be made to the holders of any Junior Securities, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Rights Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $100.00 per share (plus an amount equal to unpaid cumulative dividends thereon accrued to the date of liquidation, dissolution or winding up, whether or not declared and whether or not such date is a regular quarterly dividend payment date), without interest.
     (C) A merger or consolidation of the Corporation with or into any other corporation or a voluntary sale, exchange, transfer or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 5.
     (D) If the assets of the Corporation available for distribution to the holders of shares of the Rights Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Sections 5(A) and 5(B) above, no such distribution shall be made on account of any Parity Securities upon such dissolution, liquidation or winding up unless amounts shall be paid on account of the shares of Rights Preferred Stock pro rata in proportion to the full amounts to which holders of all the Rights Preferred Stock and such Parity Securities are respectively entitled upon such dissolution, liquidation or winding up.
     Section 6. No Sinking Fund. The shares of Rights Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.
     Section 7. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Rights Preferred Stock shall have the following voting rights:
     (A) Subject to the provision for adjustment set forth in this Section 7(A), holders of Rights Preferred Stock shall be entitled to 100 votes per share with respect to all matters submitted to a vote of the holders of the Common Stock as well as with any other class or series of stock of the Corporation then having the right to vote with the Common Stock concerning any matter being voted upon by holders of the Common Stock. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Rights Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Holders of shares of Rights Preferred Stock, holders of shares of Common Stock and holders of shares of such other series or class of stock shall vote together as one class except as provided in this Section 7 and the Certificate of Incorporation of the Corporation and as provided by law. Shares of the Rights Preferred Stock shall at no time be entitled, as a series, class or otherwise, to cumulate their votes in the election of directors or be entitled to any additional, other or special or restrictive voting rights of any kind whatsoever, except as provided in this Section 7 and as provided by law.
     (B) If at any time cumulative dividends on the outstanding shares of Rights Preferred Stock shall be accrued and unpaid in an aggregate amount per share equal to or exceeding six quarterly dividends thereon, then the number of directors constituting the Board of Directors without further action shall be increased by two, and the holders of shares of Rights Preferred Stock voting separately as a class together with holders of all other shares of Preferred Stock of the Corporation that are either Senior Securities or Parity Securities and that have substantially similar voting rights with respect to the election of directors which have fully vested by the terms of such stock as a result of the occurrence of substantially similar or greater arrearages of dividends (such other series of Preferred Stock being herein referred to as “Other Voting Preferred Stock”), shall thereupon have the right (exercisable only at the time, in the manner and subject to the conditions and during the period hereinafter stated) to elect two members of the Board of Directors, the remaining directors to be elected by the class or classes of stock entitled to vote therefor, including the Rights Preferred Stock, at each meeting of stockholders held for the purpose of electing directors. Each share of Rights Preferred Stock and Other Voting

Preferred Stock shall have one vote per share with respect to the election of directors pursuant to this Section 7(B).
     (C) Whenever the voting right described in Section 7(B) shall have vested, such right may be exercised initially either at a special meeting of the holders of Rights Preferred Stock and Other Voting Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings. Such voting right shall continue until such time as all accrued dividends on the Rights Preferred Stock shall have been paid in full at which time such voting right of the holders of Rights Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent failure of the Corporation of the character described in Section 7(B).
     (D) At any time when the voting right described in Section 7(B) shall have vested in the holders of Rights Preferred Stock and if such right shall not already have been exercised in full by Other Voting Preferred Stock, a proper officer of the Corporation shall, upon the written request of any holder of record of Rights Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Rights Preferred Stock and holders of Other Voting Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officer of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Rights Preferred Stock then outstanding may designate in writing any holder of such stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section 7(D). Any holder of Rights Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of holders of shares of Rights Preferred Stock and Other Voting Preferred Stock to be called pursuant to the provisions of this Section 7(D). Notwithstanding the provisions of this Section 7(D), however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders. Holders of Rights Preferred Stock shall be entitled to receive notice of, participate in and vote at any meeting of holders of Other Voting Preferred Stock with respect to the election of directors to the same extent as provided in Sections 7(B) through 7(G).
     (E) At any meeting held for the purpose of electing directors at which the holders of Rights Preferred Stock shall have the right, voting together as a class with holders of shares of Other Voting Preferred Stock, to elect directors as provided in Section 7(B), the presence in person or by proxy of the holders of at least 10% of the then outstanding aggregate number of shares of Rights Preferred Stock and Other Voting Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of shares of Rights Preferred Stock and Other Voting Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of shares of Rights Preferred Stock and, if applicable, Other Voting Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.
     (F) The term of office of all directors elected by the holders of shares of Rights Preferred Stock and Other Voting Preferred Stock pursuant to Section 7(B) or such substantially similar provisions of Other Voting Preferred Stock who are in office at any time when the voting right described in Section 7(B) is vested in the holders of Rights Preferred Stock shall terminate upon the election of their successors at any meeting of holders of Rights Preferred Stock and, if applicable, Other Voting Preferred Stock for the purpose of electing directors. Except to the extent otherwise provided by the terms of the Other Voting Preferred Stock, upon any termination of such voting rights in accordance with
Section 7(C), the term of office of all directors elected pursuant to Section 7(B) then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to Section 7(B) in case of the future right of the holders of Rights Preferred Stock to elect directors as provided therein.
     (G) In case of any vacancy occurring among the directors elected pursuant to Section 7(B), the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected shall cease to serve as directors before their terms shall expire, the holders of shares of Rights Preferred Stock and shares of any Other Voting Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.
     Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Rights Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Rights Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 9. Reacquired Shares. Shares of Rights Preferred Stock which have been issued and reacquired in any manner, including shares purchased, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation and upon compliance with any applicable provisions of the laws of the State of Delaware have the status of authorized and unissued shares of Preferred Stock of the Corporation undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.
     Section 10. Notice of Certain Actions. If the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction or there is a dissolution or liquidation of the Corporation, then the corporation shall mail to holders of the Rights Preferred Stock a notice stating the proposed record date or, in the case of transactions for which no record date need be determined, the effective date. The Corporation shall mail the notice at least 10 days before such date. Failure to mail the notice or any defect in such notice shall not affect the validity of any transaction referred to in this Section 10.
     Section 11. No Implied Limitations. Except as otherwise provided by express provisions of this Certificate of Designation, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Certificate of Incorporation of the Corporation.
     Section 12. General Certificate of Incorporation Provisions. In addition to the above provisions with respect to the Rights Preferred Stock, such Rights Preferred Stock shall be subject to, and shall be entitled to the benefits of, the provisions set forth in the Corporation’s Certificate of Incorporation.
     Section 13. Amendments. So long as any shares of the Rights Preferred Stock are outstanding, the Corporation shall not without the written consent or the affirmative vote of holders of at least a majority of the Rights Preferred Stock at the time outstanding amend or change any terms of the Rights Preferred Stock or other provisions of the Certificate of Incorporation (by merger or otherwise) so as to affect materially and adversely the Rights Preferred Stock.
     Section 14. Fractional Shares. Rights Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Rights Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf on this 22nd day of January, 2009 by an officer of the Corporation who acknowledges that this Certificate of Designation is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designation with respect to authorization and approval thereof are true in all material respects.

KB HOME
By:	/s/ Jeffrey T. Mezger
	Name:	Jeffrey T. Mezger
	Title:	President

Attest:

/s/ Wendy C. Shiba
Name:	Wendy C. Shiba
Title:	Executive Vice President, General
Counsel and Corporate Secretary

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of KB Home resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendment is as follows:
     RESOLVED, that in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors hereby declares that the proposed amendment to the Restated Certificate of Incorporation set forth below is advisable, and directs that it be submitted to the Corporation’s stockholders for consideration at the 2009 Annual Meeting of Stockholders.
     The Restated Certificate of Incorporation of the Corporation shall be amended by making the existing Article Ninth a new Article Tenth and replacing it with the following:
     “NINTH: The following provisions provide for certain restrictions on transfers of Common Stock.
     (a) Definitions. As used in this Article Ninth, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
          (1) “5-percent Transaction” means any Transfer described in paragraph (1) or paragraph (2) of section (b) of this Article Ninth.
          (2) “5-percent Stockholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).
          (3) “Agent” has the meaning set forth in section (e) of this Article Ninth.
          (4) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.
          (5) “Common Stock” means any interest in Common Stock that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
          (6) “Corporation Security” or “Corporation Securities” means (A) shares of Common Stock, (B) shares of Special Common Stock, (C) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (D) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (E) any Stock.
          (7) “Effective Date” means the date of filing of this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

          (8) “Excess Securities” has the meaning given to such term in paragraph (1) of section (d) of this Article Ninth.
          (9) “Expiration Date” means the earliest of (A) the time at which Section 382 of the Code or any successor statute is repealed, if the Board of Directors determines that this Article Ninth is no longer necessary for the preservation of Tax Benefits, (B) the first day of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, or (C) such other date as the Board of Directors shall fix in accordance with section (k) of this Article Ninth.
          (10) “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code, as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), (j) and (k) or any successor provision.
          (11) “Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity; provided, however, that a Person shall not mean a Public Group.
          (12) “Pre-existing 5-percent Stockholder” means (A) any Person that has filed a Schedule 13D or 13G with respect to the Common Stock on or before the Effective Date and (B) any “5-percent owner” or “higher tier entity” of any Person described in the foregoing clause (A) within the meaning of Treasury Regulation §§ 1.382-2T(f)(10) and 1.382-2T(f)(14).
          (13) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.
          (14) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Ninth.
          (15) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
          (16) “Purported Transferee” has the meaning set forth in paragraph (1) of section (d) of this Article Ninth.
          (17) “Securities” and “Security” each has the meaning set forth in section (g) of this Article Ninth.
          (18) “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
          (19) “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.
          (20) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.
          (21) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group, including, without limitation, the creation or grant of an option (including an option within the meaning of Treasury Regulation § l.382-2T(h)(4)(v)), but shall not include (A) the creation or grant of an option by the Corporation, or (B) the issuance of Stock by the Corporation.
          (22) “Transferee” means any Person to whom Corporation Securities are Transferred.
          (23) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.
     (b) Transfer And Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article Ninth, except as otherwise provided by section (c) of this Article Ninth, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (1) if the transferor is a 5-percent Stockholder or (2) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (A) any Person or group of Persons would become a 5-percent Stockholder or (B) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder would be increased.
     (c) Exceptions. (1) Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5-percent Stockholder otherwise would be prohibited by section (b) of this Article Ninth, such Transfer shall not be prohibited under section (b) if both of the following conditions are met: (A) such Transfer does not increase the Percentage Stock Ownership of any 5-percent Stockholder or create a new 5-percent Stockholder, in each case other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) and (B) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5-percent Stockholder prior to the Effective Date.
          (2) The restrictions set forth in section (b) of this Article Ninth shall not apply to an attempted Transfer that is a 5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this section (c), the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article Ninth through duly authorized officers or agents of the Corporation. Nothing in this section (c) shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

     (d) Excess Securities. (1) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to section (e) of this Article Ninth or until an approval is obtained under section (c) of this Article Ninth. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this section (d) or section (e) of this Article Ninth shall also be a Prohibited Transfer.
          (2) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Ninth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article Ninth as a condition to registering any transfer.
     (e) Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in a manner that would not disrupt the market for the Corporation Securities or otherwise would affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to section (f) of this Article Ninth if the Agent rather than the Purported Transferee had resold the Excess Securities.
     (f) Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder, (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors, and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against the Corporation. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this section (f). In no event shall the proceeds of any sale of Excess Securities pursuant to this section (f) inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.
     (g) Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 5-percent Stockholder to violate a restriction on Transfers provided for in this Article Ninth, the application of section (e) and section (f) of this Article Ninth shall be modified as described in this section (g). In such case, no such 5-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 5-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 5-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 5-percent Stockholder, following such disposition, not to be in violation of this Article Ninth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in sections (e) and (f) of this Article Ninth, except that the maximum aggregate amount payable either to such 5-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 5-percent Stockholder or such other Person. The purpose of this section (g) is to extend the restrictions in sections (b) and (e) of this Article Ninth to situations in which there is a 5-percent Transaction without a direct Transfer of Securities, and this section (g), along with the other provisions of this Article Ninth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
     (h) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to section (e) of this Article Ninth (whether or not made within the time specified in section (e) of this Article Ninth), then the Corporation shall promptly take all actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section (h) shall: (1) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Ninth being void ab initio, (2) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, or (3) cause any failure of the Corporation to act within the time periods set forth in section (e) of this Article Ninth to constitute a waiver or loss of any right of the Corporation under this Article Ninth. The

Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Ninth.
     (i) Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article Ninth who knowingly violates the provisions of this Article Ninth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
     (j) Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article Ninth or the status of the Tax Benefits of the Corporation.
     (k) Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article Ninth bear the following legend:
“THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS

CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under section (c) of this Article Ninth also bear a conspicuous legend referencing the applicable restrictions.
     (l) Authority of Board of Directors. (1) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article Ninth, including, without limitation, (A) the identification of 5-percent Stockholders, (B) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any 5-percent Stockholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to section (f), and (F) any other matters which the Board of Directors determines to be relevant. The good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Ninth. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article Ninth for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article Ninth.
          (2) Nothing contained in this Article Ninth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.
          (3) In the case of an ambiguity in the application of any of the provisions of this Article Ninth, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Ninth requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Ninth. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Article Ninth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Ninth to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article Ninth through duly authorized officers or agents of the Corporation. Nothing in this Article Ninth shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
     (m) Reliance. To the fullest extent permitted by law, the Corporation and the directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Ninth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
     (n) Benefits of This Article Ninth. Nothing in this Article Ninth shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Ninth. This Article Ninth shall be for the sole and exclusive benefit of the Corporation and the Agent.
     (o) Severability. The purpose of this Article Ninth is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Ninth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Ninth.
     (p) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Ninth, (1) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (2) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.”
SECOND: That thereafter, at the annual meeting of stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of April, 2009.

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By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Executive Vice President, General Counsel and Secretary